EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

ERF Wireless, Inc.

We consent to incorporation by reference in (a) Registration Statement No. 333-185531 on Form S-8 of ERF Wireless, Inc. (the “Company”); (b) Registration Statement No. 333-188566 on Form S-8 of the Company; (c) Registration Statement No. 333-180555 on Form S-8 of the Company; (d) Registration Statement No. 333-180498 on Form S-8 of the Company; (e) Registration Statement No. 333-174839 on Form S-8 of the Company; and (f) Registration Statement No. 333-171816 on Form S-8 of the Company,  of our report dated April 14, 2014, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas

April 15, 2014